EXHIBIT 12.1

       Statement of the Calculation of Ratio of Earnings To Fixed Charges
                             (Dollars in Thousands)


                                                      For the Three                       For the Year Ended December 31,
                                                   Months Ended March -------------------------------------------------------------
                                                        31, 2001        2000            1999      1998        1997         1996
                                                  -------------------  ---------      ---------  ---------  ----------   --------
Computation of Earnings:
Pre tax income (loss) ................................   $  2,242     $(10,847)(A)   $ (7,784) $(12,342)   $(16,964)(B) $ (7,528)

Fixed Charges:
Interest expense .....................................        285        1,277            712        --          --          --
Assumed interest component of rent expense ...........        152          474            319       260         213          218
                                                         --------      --------       --------  --------    --------     --------
Total fixed charges ..................................        437        1,751          1,031       260         213          218

Earnings [Pre tax income (loss) + Total fixed charges]   $  2,679     $ (9,096)      $ (6,753) $(12,082)   $(16,751)    $ (7,310)

Total fixed charges ..................................   $    437     $  1,751       $  1,031  $    260    $    213     $    218

Ratio of earnings to fixed charges ...................        6.1         N/A            N/A        N/A        N/A           N/A

For the years ended December 31, 2000, 1999, 1998, 1997 and 1996, Integra did not generate sufficient earnings to cover its fixed charges by the following amounts:

                                                                     For the Year Ended December 31,
                                                 -------------------------------------------------------------
                                                    2000            1999       1998       1997        1996
                                                  -------        ---------  ---------  ----------   --------
                                                 $ 10,847        $  7,784   $ 12,342    $ 16,964    $  7,528

(A) Includes a $13.5 million equity-based signing bonus for our President and Chief Executive Officer in connection with the renewal of his employment agreement.
(B) Includes the following two non-cash charges: 1) $1.0 million related to an asset impairment charge and 2) $5.9 million related to an equity-based signing bonus for our President and Chief Executive Officer.

      Statement of the Calculation of Ratio of Earnings To Combined Fixed
                     Charges and Preferred Stock Dividends
                             (Dollars in Thousands)

                                                      For the Three                       For the Year Ended December 31,
                                                   Months Ended March -------------------------------------------------------------
                                                        31, 2001        2000        1999        1998        1997         1996
                                                  -------------------  ---------  ---------  ---------   ----------    ---------
Computation of Earnings:
Pre tax income (loss) ................................   $  2,242    $(10,847)(A) $ (7,784)   $(12,342)  $ (16,964)(B) $ (7,528)

Fixed Charges:
Interest expense .....................................        285       1,277          712          --          --           --
Assumed interest component of rent expense ...........        152         474          319         260         213          218
                                                         --------    --------     --------   ---------    --------     --------
Total fixed charges ..................................        437       1,751        1,031         260         213          218

Earnings [Pre tax income (loss) + Total fixed charges]   $  2,679    $ (9,096)    $ (6,753)  $ (12,082)   $(16,751)    $ (7,310)

Preferred stock dividend requirements ................   $    385    $  1,472(C)  $    830   $     47     $    --      $    --
Ratio of pretax income (loss) to net income (loss) ...       1.12        1.01          N/A         N/A         N/A          N/A
                                                         --------    --------     --------   ---------    --------     --------
Preferred stock dividend factor ......................        431       1,487          830          47         --            --
Total fixed charges ..................................        437       1,751        1,031         260         213          218
                                                         --------    --------     --------   ---------    --------     --------
Total fixed charges and preferred stock dividends ....   $    868    $  3,238     $  1,861   $     307    $    213     $    218

Ratio of earnings to combined fixed charges and
        preferred stock dividends ....................        3.1         N/A          N/A         N/A         N/A          N/A


For the years ended December 31, 2000, 1999, 1998, 1997 and 1996, Integra did not generate sufficient earnings to cover its combined fixed charges and preferred stock dividends by the following amounts:

                                                                       For the Year Ended December 31,
                                                   -------------------------------------------------------------
                                                      2000           1999       1998       1997        1996
                                                    --------      ---------  ---------  ----------   --------
                                                    $ 12,334      $  8,614    $12,389    $ 16,964    $  7,528

(A) Includes a $13.5 million equity-based signing bonus for our President and Chief Executive Officer in connection with the renewal of his employment agreement.

(B) Includes the following two non-cash charges: 1) $1.0 million related to an asset impairment charge and 2) $5.9 million related to an equity-based signing bonus for our President and Chief Executive Officer.

(C) Excludes $4.17 million of non-recurring amounts recorded as preferred stock dividends because such amounts were recorded as preferred stock dividends as a result of the issuance of convertible preferred stocks with a beneficial conversion feature.

                                     12.1-2